Exhibit 32
Certifications Pursuant to 18 U.S.C. Section 1350
The undersigned, who are the chief executive officer and the chief financial officer of Synalloy Corporation, each hereby certifies that, to the best of his knowledge, the accompanying Form 10-K of the issuer fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and that information contained in the report fairly presents, in all material respects, the financial condition and results of operations of the issuer.

Date:	March 12, 2013	/s/ Craig C. Bram
Craig C. Bram
Chief Executive Officer

/s/ Richard D. Sieradzki
Richard D. Sieradzki
Chief Financial Officer and Principal Accounting Officer